Exhibit 10.8

(English Translation)
Cooperation Agreement for Organic Authentication
of Miyun/Yanshan Chestnut

Party A: Beijing Green FoodStuff Co., Ltd. (hereinafter referred to as Party A)

Party B: Chestnut Cooperative Association, Lizhenzhai Village, Gaoling Town, Miyun County (hereinafter referred to as Party B)

Date: May 18th 2006.

Validity: from May 8th 2006 to December 8th 2014.

(Copyright of this agreement is reserved only to Beijing Green FoodStuff Co., Ltd.)

Article 1 General Provisions

1.
Basis of Authentication: according to relevant policies specified in “Incentive for Development of Urban Modern Agriculture and Increase of Farmers’ Income” issued by the government of Miyun County (Mizhengfa No. [2006] 21) and the developing trend of the chestnut markets both at home and abroad, in order to further improve the competing ability of Miyun Chestnut (Yanshan Chestnut) in the markets both at home and abroad and to take more chestnut market shares, to cultivate and develop the high-class brand of organic chestnut, to raise agricultural productivity and farmers’ incomes, and to make sustainable and healthy development of chestnut production, in the principles of equality and voluntary, mutual benefit and joint development, and after discussions with the cooperative association, this agreement is made and entered into as follows.

2.
Method of authentication: according to the principle of “Renovation of Mechanism and Group Development” set forth in document of Mingzhengfa No.[2006] 21, and in consideration of production and sales of Miyun chestnuts in recent years as well as the construction of chestnut organic food base in the year 2006, the method of authentication is conducted as the market orientation of both the enterprise and the bases.

3.
Main applicant for authentication: Beijing Green Foodstuff Co., Ltd. shall be the main applicant for authentication of organic chestnut growing base, and the chestnut base of Lizhenzhai village, Gaoling town shall be the base to be authenticated, of which total areas are about 1,000 mu(see appendix for numbers of trees, output and distribution of lots).

4.
Authentication body: after checking authentication bodies both at home and aboard, Organic Food Authentication Center of China Administration Bureau of Environment Protection was selected. Fruit Tree Center of Miyun Forest Bureau was selected to provide technical direction, in charge of making the technical enforcing plan for chestnut organic production and of rebuilding measures.

5.	Period: it takes 8 years, starting from May 2006 to December 2014.

6.
Two Parties’ Confirmation: Beijing Green FoodStuff Co., Ltd. is Party A, and the cooperative association that owns the organic chestnut growing base is Party B (hereinafter separately referred to as Party A and Party B). In addition, a general verification team shall be set up, which consists of Miyun Agriculture Committee as the leader and county finance bureau, forest bureau, Goaling Town People’s government and Beijing Green FoodStuff Co., Ltd. as members. The team shall be responsible for daily supervision, examination, instruction and verification.

7.
Use of Special Funds. Party A has the rights to use the authentication fee funds allocated by the government, and Party B has the rights to use funds for the planting and production activities verified by the general verification team. Nevertheless, no fund shall be used for those chestnut growing farms which fail to pass the verification.

8.	Party A shall possess the ownership of using the organic product certificates and logos for chestnut growing farm.

Article 2 Rights, Obligations and Responsibilities of Party A

1.
Party A shall apply for organic authentication of Miyun/Yanshan chestnuts in accordance with the requirements of domestic and international markets and obtain certificates of International (OCIA), Japan (JAS), the United States (NOP), and EU (EU2092/91) and Chinese certificates within 1-3 years.

2.
Party A has the rights to manage and use the certificates, logos of transforming organic chestnut products and the certificates and logos of formal organic chestnuts. Party A shall take costs of authentication and annual inspection. In the events of cut-off, bankruptcy, change or asset transfer occurred to Party A, Party B shall have the rights to use the certificates and logos.

3.
Party A shall take part into examination, supervision and verification of chestnut production, management and technology implementation. It has the rights to participate in and to decide the environmental requirements for the base, the reservation of inter-plants and the training and personnel arrangement of base inspectors.

4.
Determination of the price of organic chestnuts: minimum purchasing price of the first class standard chestnut (110-140 nuts/KG) is 6.20RMB yuan/KG. Whenever market price is over 6.20 yuan/KG, purchasing price of transforming products shall be raised by 5-10% and purchasing price of organic chestnuts shall be raised by 11-20% based on the average price of the markets in Miyun and around. Both parties shall determine the average market price of the current year in Miyun and around.

5.
Party A shall purchase all organic chestnuts from the farms which have passed the verification with the price agreed. However, Party A has the rights to refuse all products from the base, if organic chestnuts are not produced in accordance with organic production standard, or fraud, mixture of poor quality products, or any other willful activities found. Party B shall take all the legal responsibilities and compensate Party A for any economic losses caused by Party B

6.
Party A has the rights to make claims against Party B for the failure to protect and fulfill Party A’s intellectual property rights (including the authentication certificate rights, use rights of logo, copyright of the contract). In such circumstance, 100,000 yuan of penalty shall be charged to Party B for each breach and Party A has the rights to terminate the agreement and claim against Party B.

Article 3 Rights, Obligations and Responsibilities of Party B

1.
Party B shall carry out production management to chestnut growing farmers in accordance with the requirements of organic production management and technical measures and 6 unifications so as to ensure the conduct of authentication to process as planned. In detail, the 6 unifications are unified organization and training, unified growth of inter-plants, unified format of production record, unified collection, purchase, classification, coding storage of the products, independent freight settlement, unified execution of product quality commitment letter with farmers, and unified implementation of technical measures.

2.
Subject to local farming activities and seasons, Party B is obligated to positively complete all kinds of organic production in accordance with requirements of schedule, quality and quantity. It shall conduct internal production check pursuant to organic production standard.

3.
Party B shall accept supervision, check, management and verification done by Party A, the authentication center, the Fruit Tree Center of Miyun Forest Bureau and the general verification team and so on. It shall also submit party A relevant reports, internal check records or restructuring measures requested by authentication body or authorities.

4.
Party B shall strictly abide by the “Rule on Technology of Organic Food’s Production” to make sure that all goods put into the production in the base are in accordance with the requirements. and ensure the quality, quantity and time schedule. No non-organic goods are used. In case that Party A finds any fraud done by Party B, it has the rights to refuse to sign the acceptance letter.

5.
Party B shall, with spirits of honesty, provide Party A with organic transforming chestnuts or organic chestnuts. No mixture of organic chestnuts with normal chestnuts is allowed. Without consent of Party A, Party B shall not sell the products to others. In the event of finding so, Party A has the rights to refuse to purchase Party B’s products.

6.
Party B shall promptly complete quantity of organic chestnuts as planned by Party A. All chestnuts purchased by Party A shall be classified under international and domestic criterions or Party A’s standard and prices shall be determined as per quality. Party A shall not refuse qualified products and lower classification or reduce price. In such circumstance, Party B has the rights to claim against Party A.

7.
Payment terms. Party B shall be responsible for sending qualified chestnuts to Party A’s factory. After receiving the products, Party A shall make payment. In the event of delayed payment, penalty shall be charged to Party A at basis of the current interest rate of the bank.

Article 4 Liabilities

In case that any party breaches the agreement during term of the agreement and economic loss is caused to the other Party, the parties shall solve it by negotiation. In the event of failure, any party has the rights to submit it to Miyun court for judgment.

Article 5 Miscellaneous

1.
This agreement is written in four copies, of which each party holds one copy, and one copy is filed to the County Agriculture Committee and one copy is filed to the Fruit Center of Forest Bureau. This agreement shall become effective at the date of signatures and stamps affixed by both Parties.

2.	Pending matters, or supplementary shall be agreed by both parties.

Party A: Beijing Green FoodStuff Co., Ltd.
(Corporate Seal)

Authorized Representative: /s/ Lantao Li

Date: May 18th 2006

Party B: Chestnut Cooperatives of Jiazhenzhai Village, Gaoling Town, Miyun County
(Corporate Seal)

Legal representative: /s/ Xianfu Li

Date: May 18th, 2006